Exhibit. 99.1

BIO-TECHNE ANNOUNCES APPOINTMENT OF WILL GEIST AS PRESIDENT, PROTEIN SCIENCES SEGMENT

Minneapolis/December 21, 2021/ Bio-Techne Corporation (NASDAQ: TECH) today announced William A. Geist has been appointed President, Protein Sciences Segment, effective January 3, 2022. Mr. Geist succeeds N. David Eansor, who will be retiring from the Company. Mr. Eansor will remain with Bio-Techne through the end of February 2022 to ensure a smooth transition.

Mr. Geist has over two decades of experience as a senior life science tools leader, most recently serving as Chief Operating Officer for Quanterix, where he was responsible for enterprise-wide operations and strategy deployment. Previously Mr. Geist was Vice President & General Manager for two of Thermo Fisher Scientific’s largest Business Units, Protein & Cell Analysis and qPCR. Prior to Thermo Fisher Scientific, Mr. Geist was Vice President of QuantaBiosciences, a QIAGEN company, where he held various roles of increasing responsibility from the company’s inception through its acquisition.

“I want to personally thank Dave for his leadership and significant contributions over the last seven years at Bio-Techne. He has played an integral role in the Company’s success, and I wish him the best in his retirement,” said Chuck Kummeth, President and Chief Executive of Bio-Techne. “Will is joining Bio-Techne at a very exciting point in the Company’s growth trajectory. His experience running life science tools businesses generating over $1 billion in annual revenue make him the ideal candidate to take the Protein Sciences Segment through its next phase of growth.”

About Bio-Techne Corporation (NASDAQ:TECH)

Contact: David Clair, Senior Director, Investor Relations & Corporate Development

david.clair@bio-techne.com

612-656-4416